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                                                                 Exhibit (d)(iv)

                  AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP
                            OF FIRST WILKOW VENTURE

     Amendment made and entered into as of the 20th day of November, 1986 to that certain Agreement of Limited Partnership of First Wilkow Venture dated and effective as of the 8th day of December, 1972, as amended (the "Partnership Agreement");

                                   WITNESSETH:

     WHEREAS, the General Partners had proposed certain amendments to the Partnership Agreement and, in accordance with the applicable terms and provisions thereof, the holders of more than sixty percent (60%) of the outstanding Units of the Partnership have duly adopted and approved same.

     NOW, THEREFORE, in consideration of the foregoing premises, the Partnership Agreement is hereby amended as follows:

     1. The last sentence of Article VI of the Partnership Agreement is hereby deleted in its entirety and the following sentence is hereby inserted in its place:

          "The Partnership shall continue in existence until December 31, 2012, unless sooner terminated in accordance with the provisions hereof."

     2. Section 16.2 of Article XVI of the Partnership Agreement is hereby amended and restated in its entirety as follows:

               "SECTION 16.2. Subject to the required consent of the General Partners as provided in Section 16.1 hereof, in the event that any Partner desires to sell, and shall receive a bona fide written offer for all or any part of the Partnership Units he may acquire hereunder, which offer is acceptable to such Partner, such Partner ("Selling Partner") may sell the whole or any part of such Units, in compliance, however, with the provisions of Section 16.2(a)-(d) hereinafter set forth.

                    (a) The Selling Partner shall send a copy of the offer by
               certified mail to the Partnership. The offer shall thereupon be deemed to be an offer by the Selling Partner to sell to the Partnership the Units offered upon the same terms and conditions as contained in the offer received by the Selling Partner. Thereupon the Partnership shall notify the Selling Partner in writing by certified mail within seven business (7) days after receipt of the offer whether it rejects

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               or accepts the offer. The offer shall be deemed to have been rejected by the Partnership if acceptance is not received by the Selling Partner by the end of the seven (7) day period.

                    (b) In the event that the Partnership rejects the offer or the number of Units accepted by the Partnership is less than the number offered by the Selling Partner, the Selling Partner shall have the right to sell the Units so offered to the person or persons named in the offer communicated to the Partnership, provided, however that such sale is to be made strictly in accordance with the terms of the offer originally submitted to the Partnership.

                    (c) In the event that the number of Units accepted by the
               Partnership is equal to the number offered by the Selling Partner, the Selling Partner shall be bound to sell all the Units offered and the Partnership shall be bound to purchase the same.

                    (d) In the event that the Partnership defaults in its
               obligation to purchase the number of Units accepted, the Selling Partner shall be free of the restrictions imposed by the provisions of this Article XVI in respect of such number of Units.

          The provisions of this Section 16.2 shall not be applicable to a sale of Units to any of the following persons or entities: (i) any other Partner, (ii) any member of the immediate family (including his spouse) of the Selling Partner or any trust for the benefit of the Selling Partner or members of his immediate family (including his spouse), or (iii) any entity controlled by or under common control with the Selling Partner or any member of his immediate family (including his spouse)."

     3. In all other respects the Partnership Agreement remains unamended and in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.


                                        /s/ Marc R. Wilkow
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                                        Marc R. Wilkow


                                        /s/ Clifton J. Wilkow
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                                        Clifton J. Wilkow